Exhibit 5.1

Erin M. Anderman
Direct Line: (617) 439-2446
Fax: (617) 310-9446
E-mail: eanderman@nutter.com

June 6, 2017

114211-4

Ekso Bionics Holdings, Inc.

1414 Harbour Way South

Suite 1201
Richmond, California 94804

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (as the same may be amended, the “Registration Statement”), filed by the Company as of the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a base prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). The Prospectus provides for the offering of the following securities (collectively, the “Securities”):

(a)	shares of the Company’s common stock, par value $0.001 per share (“Common Stock”),

(b)	shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), which may be issued as part of a series established pursuant to a certificate of designation filed in the office of the Secretary of State of Nevada in accordance with the applicable provisions of the Nevada Revised Statutes (a “Certificate of Designation”),

(c)	warrants representing rights to purchase Common Stock or Preferred Stock (“Warrants”),

(d)	rights to purchase Common Stock, Preferred Stock, or any other securities described in the Prospectus or the applicable Prospectus Supplement (“Rights”), and

(e)	units consisting of Common Stock, Preferred Stock, Warrants, or Rights, or any combination thereof (“Units”).

The Securities may be offered and sold from time to time pursuant to Rule 415 promulgated under the Securities Act, in amounts, at prices and on terms to be determined at the time of the offering thereof, at an aggregate initial offering price not to exceed $75,000,000.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

June 6, 2017

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.

In expressing our opinions below, we have also assumed, with your consent that:

(a)	the Registration Statement (including any and all post-effective amendments), will have become effective under the Securities Act and will comply with all applicable laws;

(b)	the Registration Statement (including any and all required post-effective amendments thereto) will be effective under the Securities Act and will comply with all applicable laws at the time any of the Securities are offered or sold as contemplated by the Registration Statement (including any and all required post-effective amendments thereto), the Prospectus and the applicable Prospectus Supplement(s);

(c)	a Prospectus Supplement describing the Securities offered thereby and the offering thereof and complying with all applicable laws will have been filed with the Commission;

(d)	no stop order suspending the effectiveness of the Registration Statement (including any and all required post-effective amendments thereto) will have been issued and remain in effect at the time any of the Securities are offered or sold as contemplated by the Registration Statement (including any and all required post-effective amendments thereto), the Prospectus and the applicable Prospectus Supplement(s);

(e)	the Securities will be offered and sold in the form and with the terms set forth in the Registration Statement (including any and all required post-effective amendments thereto), the Prospectus and the applicable Prospectus Supplement(s) and the organizational documents of the Company;

(f)	the Securities will be offered and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the applicable Prospectus Supplement(s);

(g)	the Securities offered and sold do not and will not violate any applicable law or the organizational documents of the Company or result in a default under or breach of any agreement or instrument binding upon the Company;

(h)	the Company will have obtained any and all legally required consents, approvals, authorizations and other orders of the Commission and any and all other regulatory authorities and other third parties necessary to offer and sell the Securities being offered;

(i)	the Securities offered and sold comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

(j)	a definitive purchase, underwriting or similar agreement (each a “Purchase Agreement”) with respect to any Securities offered and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

June 6, 2017

(k)	any Securities or other securities issuable upon conversion, exchange or exercise of any Securities being offered and sold will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

We have also assumed that: (i) the Warrants and any related Warrant Agreement (as defined below), the Rights and any related Rights Agreement (as defined below) and the Units and any related Unit Agreement (collectively, the “Documents”) will be governed by the internal laws of the Commonwealth of Massachusetts; (ii) each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (iii) the status of each of the Documents as legally valid and binding obligations of the parties thereto will not be affected by one or more (a) breaches of, or defaults under, any agreements or instruments, (b) violations of any statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, any governmental authorities or other third parties.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of: (i) any bankruptcy, insolvency, reorganization, preference, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally; (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

We express no opinion as to (i) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency, (ii) any provision providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, (iii) any provision for liquidated damages, late charges, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (vi) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (vii) waivers of broadly or vaguely stated rights, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) proxies, powers and trusts, (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (xii) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (xiii) the severability, if invalid, of provisions to the foregoing effect, (xiv) the securities or “Blue Sky” laws of any state with respect to the offer or sale of the Securities, and (xv) the antifraud provisions of the securities or other laws of any jurisdiction.

June 6, 2017

Though the Securities may be offered and sold from time to time on a delayed or continuous basis, this opinion is based upon currently existing statutes, rules, regulations and judicial interpretations, and we disclaim any obligation to advise you of any change in any of those sources of law or any other subsequent legal or factual development which might affect any opinion set forth herein.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	With respect to the Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable Purchase Agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of Nevada and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable Purchase Agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.	With respect to Common Stock or Preferred Stock to be issued upon conversion or exercise, as applicable, of the Preferred Stock, Warrants or Rights, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of Nevada and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Preferred Stock, Warrants or Rights, as the case may be, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

4.	With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (each a “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been issued and delivered in accordance with the related Warrant Agreement and the applicable Purchase Agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	With respect to the Rights, when (a) a rights agreement relating to the Rights (each a “Rights Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Rights have been established in accordance with the Rights Agreement, (c) the Rights have been issued and delivered in accordance with the related Rights Agreement and the applicable Purchase Agreement against the receipt of requisite consideration therefor provided therein, the Rights will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

June 6, 2017

6.	With respect to the Units, when (a) a unit agreement relating to the Units (each a “Unit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement, (c) the Units (including any Securities underlying the Units) have been issued and delivered in accordance with the related Unit Agreement and the applicable Purchase Agreement against the receipt of requisite consideration therefor provided therein, the Units and any Securities underlying the Units will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the internal laws of the Commonwealth of Massachusetts, and the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP

EMA/JED/MKK